Exhibit 99.1

THE MEET GROUP	100 Union Square Drive New Hope, PA 18938 215.862.1162

June 23, 2020

BY EMAIL

Mr. Gary Penning Chief Operating Officer PSquared Asset Management AG Dufourstrasse 43 Zurich, Switzerland, 8008	Mr. Patrick F. Bierbaum Chief Investment Officer PSquared Asset Management AG Dufourstrasse 43 Zurich, Switzerland, 8008

Re:	The Meet Group, Inc.
Schedule 13G, filed on June 22, 2020
Filed by PSquared Asset Management AG

Dear Messrs. Penning and Bierbaum:
We have been provided with a copy of the Schedule 13G (the “Schedule 13G”) relating to The Meet Group, Inc., a Delaware corporation (the “Meet Group”), that was filed with the U.S. Securities and Exchange Commission (“SEC”) on June 22, 2020 by PSquared Asset Management AG, a corporation organized under the laws of Switzerland (the “Reporting Person”). In the Schedule 13G, the Reporting Person disclosed that it had acquired beneficial ownership of an aggregate of 3,600,000 shares of the common stock, par value $0.001 (the “Common Stock”), of the Meet Group, Inc. representing approximately 5.01% of the issued and outstanding Common Stock.
We call to your attention that, on October 4, 2019, the Meet Group publicly announced that its Board of Directors (the “Board”) had adopted a Section 382 Tax Benefits Preservation Plan (the “Tax Benefits Plan”). A copy of the Tax Benefits Plan was included as an exhibit to a Current Report on Form 8-K that the Meet Group filed with the SEC on October 4, 2019. Under the Tax Benefits Plan, the rights issued thereunder (the “Rights”) generally become exercisable if a person (or any persons acting as a group) acquires beneficial ownership of 4.99% (the “Ownership Threshold”) or more of the outstanding Common Stock, without the approval of the Board, after the first public announcement by the Meet Group of the adoption of the Tax Benefits Plan.
It is possible that the Reporting Person became the beneficial owner of 5.01% of the Common Stock, an amount in excess of the Ownership Threshold, inadvertently, including because, while the Reporting Person may have been aware of the extent of its beneficial ownership of Common Stock since it disclosed such beneficial ownership in the Schedule 13G, it had no actual knowledge of the consequences of such beneficial ownership under the Tax Benefits Plan. If such is the case and you would like to prevent the Reporting Person from being deemed to be an “Acquiring Person” under the Tax Benefits Plan and the Rights from becoming exercisable, we request that, within ten (10) business days of the date hereof, the Reporting Person provide us with the certification required by Section 1(a)(v) of the Tax Benefits Plan and confirm that the Reporting Person intends to take the actions necessary to reduce its beneficial ownership of Common Stock to less than 4.99% of the issued and outstanding Common Stock as required by the terms of the Tax Benefits Plan.
Please contact me if you would like to discuss this further.
Sincerely,

/s/ Frederic Beckley

Frederic Beckley
Executive Vice President and General Counsel

cc:     Leslie Arena – Vice President – Investor Relations
James W. McKenzie, Jr., Esq. – Morgan, Lewis & Bockius LLP
Keith E. Gottfried, Esq. – Morgan, Lewis & Bockius LLP